Exhibit 26(g) (v)
Business Travel Accident Special Risk
Reinsurance Contract
Effective: May 1, 2019

The Prudential Insurance Company of America
a New Jersey corporation
and/or any subsidiaries or affiliated companies

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Table of Contents

1	Coverage	1
2	Term	2
3	Special Termination	2
4	Special Commutation	3
5	Territory	4
6	Exclusions	4
7	Definitions	5
8	Net Retained Liability	6
9	Extra Contractual Obligations	6
10	Reserves and Funding	7
11	Delays, Errors, or Omissions	9
12	Entire Agreement/Amendments	9
13	Access to Records	9
14	Confidentiality and Privacy	9
15	Insolvency	13
16	Late Payments	13
17	Offset	15
18	Governing Law	15
19	Arbitration	15
20	Severability	17
21	Taxes	17
22	Federal Excise Tax	17
23	Foreign Account Tax Compliance Act	18
24	Currency	18
25	Service of Suit	18
26	Compliance	18
27	Notices and Contract Execution	19
28	Intermediary	19
29	Sanctions	20
30	Special Acceptance	20
	Exhibit A - Quota Share
	Exhibit B - Per Person Excess Of Loss
	Exhibit C - Business Travel Accident Per Policy Aggregate Excess of Loss
	Exhibit D - War Risk
	Exhibit E - Known Concentrations
	Exhibit F - Unusual Risks
	Exhibit G - Accidental Death and Dismemberment Per Policy Aggregate Excess of Loss
	Attachment A - Cession Statement
	Attachment B - Memorandum of Facultative Reinsurance

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Business Travel Accident Special Risk
Reinsurance Contract
Effective: May 1, 2019

entered into by and between

The Prudential Insurance Company of America
a New Jersey corporation
and/or any subsidiaries or affiliated companies
(hereinafter referred to collectively as the "Company")

and

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached to and Forming Part of this Contract
(hereinafter referred to collectively as the "Reinsurers")

The parties hereto agree as hereinbelow, in consideration of the mutual covenants contained in the following Articles and attached Exhibits and upon the terms and conditions set forth therein:

Article 1 -	Coverage

A.
As respects Exhibits A, D, E, and F attached to and forming part of this Contract, the Company will cede to the Reinsurers, and the Reinsurers will accept a quota share participation in respect to all applicable Accidental Death and Dismemberment benefits provided by policies classified by the Company as set forth below. Additionally, as respects Exhibits B, C and G attached to and forming part of this Contract, the Reinsurers will indemnify the Company for losses under all applicable Accidental Death and Dismemberment benefits provided by policies classified by the Company as Business

Travel Accident, Basic Accidental Death and Dismemberment, and Voluntary Accidental Death and Dismemberment, including business underwritten on behalf of the Company by Johnson Rooney Welch, Inc.

B.
Notwithstanding the above, the liability of the Reinsurers for losses occurring under this Contract during the term of this Contract will not exceed $200,000,000 in the aggregate. As respects losses directly or indirectly arising from nuclear, chemical, or biological acts of terrorism under this Contract during the term of this Contract, there will be an aggregate limit of liability to the Reinsurers of $100,000,000.

C.
It is further understood and agreed that incidental or unknown war exposure incurred during the term of this Contract will be subject to Exhibit A and Exhibit G. As respects those instances of known war exposure incurred during the term of this Contract on new policyholders, said exposure will be subject to Exhibit D for war risks and rated by the Reinsurers.

D.	All reinsurance for which the Reinsurers will be obligated by virtue of this Contract will be subject to the same terms, conditions, interpretations, waivers, modifications, and

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alterations as the respective policies of the Company to which this Contract applies, subject always to the terms and conditions of this Contract. Nothing herein will in any manner create any obligations or establish any rights against the Reinsurers in favor of any third parties or any persons not parties to this Contract except as provided in the Insolvency Article.

Article 2 -	Term

A.	With respect to Exhibit A only: This Contract will apply to all losses occurring during the term extending from 12:01 a.m. local standard time (as set forth in the Company's policies)
on May 1, 2018, to 12:01 a.m. local standard time on May 1, 2019, on policies in force as of 12:01 a.m. local standard time on May 1, 2018, or written with effective dates during the term of this Contract. At Contract expiration, the Reinsurers will not be liable for any losses occurring on or after the date of Contract expiration.

B.
With respect to Exhibits B, C, D, E, F and G: This Contract will apply to all losses occurring on policies written with effective dates during the term extending from 12:01 a.m. local standard time (as set forth in the Company's policies) on May 1, 2018, to 12:01 a.m. local standard time on May 1, 2019. At Contract expiration, the Reinsurers will remain liable for all losses under policies in force for one year from the effective date of the facultative coverage.

C.	Notwithstanding the expiration of this Contract as hereinabove provided, the provisions of this Contract will continue to apply to all obligations and liabilities of the parties incurred hereunder to the end that all such obligations and liabilities will be fully performed and discharged.

Article 3 -	Special Termination

A.	The Company, at its sole discretion, may terminate any Reinsurer's participation hereon at any time on a run-off or cut-off basis upon the happening of any one of the following circumstances:

1.    Either the Reinsurer or its parent company have been assigned a Standard & Poor's Insurer Financial Strength Rating or an A.M. Best's Financial Strength Rating of less than A- or a Moody's rating of less than Baa3; or

2.    The Reinsurer ceases assuming new and renewal accident and health treaty reinsurance; or

3.    A state insurance department or other legal authority orders the Reinsurer to cease writing business; or

4. The Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

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5. The Reinsurer's surplus has been reduced by 20% or more of the amount of surplus at the inception of this Contract, or the Reinsurer has lost any part of or has reduced its paid-up capital (this subparagraph 5 will not apply to Underwriting Members of Lloyd's, London); or

6. Either the Reinsurer's surplus (or its equivalent under the Reinsurer's accounting system) experiences a reduction of 20.0% or more during any 12-month period; or

7. The Reinsurer has merged, or announced its intention to merge, with or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Reinsurer's operations previously; or

8. The Reinsurer has reinsured its entire liability under this Contract without the
Company's prior written consent; or

9. Any uncured material breach of the Confidentiality and Privacy Article; or

10.The Reinsurer has failed, from the effective date of this Contract, to provide the
Company, or its appointed agent, with a valid W-8BEN-E, W-9 or such other documentation approved for use by the U.S. Internal Revenue Service in connection with the Company's withholding, reporting and other obligations, if any, under the
Foreign Account Tax Compliance Act (Sections 1471-1474 of the U.S. Internal
Revenue Code).

B.	If said Reinsurer's participation is terminated pursuant to subparagraphs A.1. through A.10. above, then the Company, at its sole discretion, may elect to commute the Reinsurer's liability for losses, including Loss Expense, whether known or unknown, on policies covered under this Contract. In the event the Company and the Reinsurer cannot agree upon the capitalized value of the Reinsurer's liability on such policies, the two parties will submit the matter for resolution pursuant to the provisions of the Arbitration Article.

C.	The Reinsurer shall promptly notify the Company upon the occurrence of any one or more of the circumstances set forth in paragraph A above.

D.	The Company, in its sole discretion, may terminate this Contract by giving 30 days' prior written notice to the Reinsurers if the Company has merged with, or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Company's operations previously.

E.	Notwithstanding the provisions of the Arbitration Article, the Company shall not be obligated to arbitrate any dispute associated with the provisions of this Article, and the Company may, at its option, seek enforcement of any of the provisions of this Article in a court of competent jurisdiction.

Article 4 -	Special Commutation

A.	In the event a Reinsurer is subject to any of the circumstances enumerated in paragraph A of the Special Termination Article, the Company may require a commutation of that portion of any excess Loss hereunder represented by any outstanding obligations of the Reinsurer. "Outstanding obligations" shall include but not be limited to:

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1. Loss and benefits and Loss Expense paid by the Company but not recovered from the Reinsurers;

2. Loss and Loss Expense reported and outstanding;

3. An allowance for incurred but not reported Losses and incurred but not reported Loss Expenses as carried by the Company on its books; and

4. Unearned premium (if applicable).

B.
If the Company elects to require commutation as provided in paragraph A above, within 30 days after notifying the Reinsurer of its election to require commutation, the Company shall submit a statement of valuation of the Reinsurer's outstanding obligations as of the effective date of the commutation. Such statement of valuation shall include the elements considered reasonable to establish the excess Loss. Within 30 days of receipt of such statement of valuation, the Reinsurer shall pay the amount requested.

C.	Payment by the Reinsurer of the amount agreed in accordance with paragraph B above shall, effective with the date of commutation, release the Reinsurer from all further liability for any outstanding obligations, known or unknown, under this Contract and shall release the Company from all further liability for any adjustment or return amounts including, but not limited to, salvage or subrogation, known or unknown, to the Reinsurer under this Contract.

D.	This Article shall survive the expiration of this Contract and the termination of any
Reinsurer's percentage share in this Contract.

Article 5 -	Territory

The territorial scope of this Contract will follow that of the Company's policies.

Article 6 -	Exclusions

The exclusions applicable to this Contract will follow the exclusions in the Company's policies. Additionally, this Contract does not apply to and specifically excludes the following:

A.	Assumed treaty reinsurance.

B.	Travel Card, Charge and Credit Card business.

C.	Airport Coupon and ticket business.

D.	Disability business.

E.	Medical business (other than accident medical).

F.	Professional Sports business.

G.	Loss, claim or liability as excluded per the Company's policies.

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H.	American Institute of Certified Public Accountants (AICPA).

I.	Travel Agency business.

J.	Active duty Armed Forces.

However, should any arbitration panel or any judicial, regulatory or legislative entity having legal jurisdiction invalidate any exclusion in the Company's policy or the underlying policy on which the Company's policy follows form, any amount of Loss for which the Company is liable because of such invalidation shall not be excluded hereunder.

The exclusions enumerated above shall not apply when they are merely incidental to the main operations of the insured, provided such main operations are covered by the Company and are not themselves excluded from the scope of this Contract. The Company shall determine what is "incidental."

Article 7 -	Definitions

The following terms, wherever used in this Contract, will have the meanings set forth herein, and will be deemed to refer to the singular, plural, or otherwise inflected forms of such terms, as the context requires.

A.
"Loss" will mean the amount of any benefit, settlement, award, or judgment, including any claim interest, paid by the Company or for which the Company has become liable to pay including 100% of any claims related extra contractual obligations. All recoveries and subrogations, which are actually recovered, and inuring reinsurance whether recovered or not, will be deducted from the amount of the Loss. Loss will not include Loss Expense.

B.	"Loss Expense," as respects losses under Exhibits A, D, E, and F, will mean all expenses incurred by the Company in the investigation, appraisal, adjustment, litigation and/or defense of claims under policies reinsured hereunder, including court costs, interest accrued prior to and after final judgment, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees. The Reinsurers will pay their pro rata shares of all Loss Expense, including a pro rata share of Loss Expense in addition to their limits of liability as set forth in the Limit of Liability sections of Exhibits A, D,
E, and F, and the Reinsurers will benefit pro rata in all subrogations, discounts, and other recoveries.

C.	"Loss Expense," as respects losses under Exhibits B, C and G, will mean all expenses incurred by the Company in the investigation, appraisal, adjustment, litigation and/or defense of claims under policies reinsured hereunder, including court costs, interest accrued prior to final judgment if included as part of expense on reinsured policies, and interest accrued after final judgment, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees. Loss expense will be apportioned between the Company and the Reinsurers in proportion to their respective interests as finally determined in addition to the retentions and limits set forth in Exhibits B,
C and G. However, in the event a verdict or judgment is reduced by an appeal or a settlement subsequent to the entry of the judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the Loss Expense incurred in securing such final

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reduction or reversal will be prorated between the Reinsurers and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment will be prorated in proportion to each party's interest in such verdict or judgment.

D.	"Policies" will mean all policies, binders, contracts, endorsements or agreements of insurance or reinsurance, whether written or oral.

Article 8 -	Net Retained Liability

The excess of loss layers of this Contract (Exhibits B, C and G) will apply only to that portion of any insurance or reinsurance that the Company retains net for its own account prior to application of the quota share layer (Exhibit A). Such portion will be used in calculating the amount of Loss hereunder as well as the amount in excess of which the excess of loss layers apply. The amount of the Reinsurers' liability hereunder with respect to any Loss will not be increased by the inability of the Company to collect from any other reinsurers any amounts that may have become due from them, whether such inability arises from the insolvency of such reinsurers or otherwise.

Article 9 -	Extra Contractual Obligations

A.
This Contract will cover any Loss arising from claims related extra contractual obligations, if subject to all the other terms of this Contract, the Company through written communication, in advance of any action, notifies the Reinsurers of such action. Recognizing the urgent nature of these communications, the Reinsurers agree to respond within 10 business days.
If a Reinsurer concurs in writing to the actions or decisions proposed by the Company, then that Reinsurer will share in any claims related extra contractual obligations. If a Reinsurer does not respond within 10 business days, it will be deemed as concurrence with the Company's action or decision. If a Reinsurer does not concur with the Company on the proposed action, said Reinsurer will remit its share of the Loss and with that payment the Reinsurer will be released from its liability as respects that claim. The amount of Loss is defined as the amount of benefit claimed and related Loss Expense as of the date of the request of the consultation.

B.	"Extra contractual obligations" as used in this Contract will mean those liabilities not covered under any other provision of this Contract, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure to settle within the policy limit, by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action.

C.
There will be no recovery hereunder for an extra contractual obligation Loss that has been incurred due to fraud committed by a member of the board of directors or a corporate officer of the Company, acting individually, collectively, or in collusion with a member of the board of directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the Company.

D.
The date on which any extra contractual obligation is incurred by the Company will be deemed, in all circumstances, to be the date of the original Loss. Nothing in this Article will be construed to create a separate or distinct Loss apart from the original covered Loss that

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gave rise to the extra contractual obligations discussed in the preceding paragraphs. In no event will the total liability of the Reinsurers exceed their applicable limits of liability as set forth in the Limit of Liability sections of Exhibits A, D, E, and F, and the Retention and Limit sections of Exhibits B, C and G.

E.	Savings Clause (Applicable only if the Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

Article 10 -	Reserves and Funding

A.
A Reinsurer will provide funding under the terms of this Article only if the Company will be denied statutory credit for reinsurance ceded to that Reinsurer pursuant to the credit for reinsurance statutes or regulations in any applicable jurisdiction. In the event any of the provisions of this Article conflict with or otherwise fail to satisfy the requirements of the appropriate credit for reinsurance statutes or regulations, this Article will be deemed amended to conform to the appropriate statutes or regulations; the intent of this Article being that the Company will be permitted to realize full credit for the reinsurance ceded to the Reinsurers under this Contract.

B.
As regards policies issued by the Company coming within the scope of this Contract, the Company agrees that, when it files with the applicable jurisdiction(s) or sets up on its books reserves for policies covered hereunder, which it is required by law to set up, it will forward to the Reinsurers a statement showing the proportion of such reserves applicable to them. For purposes of this Article, "reserves" will consist of:

1.	Loss and Loss Expense paid by the Company but not recovered from the Reinsurers;

2.    Loss and Loss Expense reported and outstanding;

3.	An allowance for incurred but not reported losses as carried by the Company on its books; and

4.	Unearned premium (if applicable).

The Reinsurers hereby agree that they will fund such reserves by:

1.	Trust agreements;

2.    Letters of credit;

or a combination thereof, in any such case, in such a form that meets the minimal applicable standards of law and regulation to entitle the Company to claim full reserve credit on its statutory statements. The Reinsurers will have the option of determining the method of funding referred to above, provided it is acceptable to the Company and each applicable regulatory authority of the Company.

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C.
If a Reinsurer's choice of funding is or includes a letter of credit, it will apply for and secure delivery to the Company of a clean, irrevocable, unconditional letter of credit, dated on or before December 31 of the year in which the request is made, issued by a member of the Federal Reserve System or any other bank approved for use by the NAIC Securities Valuation Office and the Company, containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves in an amount equal to the Reinsurer's proportion of such reserves as shown in the statement prepared by the Company.

D.
Any letter of credit will be issued for a period of not less than one year, and will be automatically extended for one year from its date of expiration or any future expiration date unless 30 days prior to any expiration date the issuing bank notifies the Company by registered mail that the issuing bank elects not to consider the letter of credit extended for any additional period. An issuing bank, not a member of the Federal Reserve System or not chartered in the state of domicile of the Company, will provide 60 days notice to the Company prior to any expiration in the event of nonextension.

E.	Notwithstanding any other provisions of this Contract, the Company or its court-appointed successor in interest may draw upon and apply any amounts which it may draw against such letter of credit or trust agreement (pursuant to the terms of the agreement under which the letter of credit or trust agreement is held), or any other method of funding that may apply, at any time without diminution because of the insolvency of the Company or of any Reinsurer for one or more of the following purposes only:

1.	To reimburse the Company for the Reinsurer's share of unearned premium (if applicable) on policies reinsured hereunder on account of cancellations of such policies.

2.	To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any Loss reinsured by this Contract, which has not been otherwise paid.

3.
To make refund of any sum in excess of the actual amount required to pay the Reinsurer's share of any liability reinsured by this Contract. As respects funding by trust agreement, only those sums in excess of 102% of the actual amount of the Reinsurer's share of the reserves will be subject to refund.

4.
In the event of nonextension of the letter of credit as provided for above, to establish deposit of the Reinsurer's share of reserves under this Contract. Such cash deposit will be held in an interest-bearing account separate from the Company's other assets, and interest thereon will accrue to the benefit of the Reinsurer.

5.	To pay the Reinsurer's share of any other amounts the Company claims are due under this Contract.

F.
The issuing bank will have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

G.	At annual intervals, or more frequently as agreed or as required by any regulatory authority, the Company will prepare, for the sole purpose of amending the funding called for in this Article, a

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specific statement of the Reinsurer's share of reserves under this Contract. If the statement shows that the Reinsurer's share of such reserves exceeds the balance of funding as of the statement date, the Reinsurer will, within 30 days after receipt of notice of such excess, make an adjustment increasing the amount of such funding by the amount of such difference. If, however, the statement shows that the Reinsurer's share of reserves is less than the balance of funding as of the statement date, the Company will, within 30 days after receipt of written request from the Reinsurer release such excess by making the appropriate adjustment. Notwithstanding the foregoing, as respects funding by trust agreement, only those sums in excess of 102% of the actual amount of the Reinsurer's share of the reserves will be subject to release, and any increase in the amount of funding by the Reinsurer must bring the total amount of funding to an amount equal to 102% of the actual amount of the Reinsurer's share of the reserves.

Article 11 -	Delays, Errors, or Omissions

Any inadvertent delay, error, or omission will not be held to relieve either party hereto from any liability that would attach to it hereunder if such delay, error, or omission had not been made, providing any error or omission will be rectified upon discovery.

Article 12 -	Entire Agreement/Amendments

This Contract constitutes the entire agreement between the parties. This Contract may be altered or amended in any of its terms and conditions by mutual consent of the Company and the Reinsurer by addenda hereto; such addenda will then constitute a part of this Contract.

Article 13 -	Access to Records

Provided the Company received prior notice and the Reinsurers execute the Company's standard confidentiality agreement upon request, the Reinsurers or their designated representatives will have the right to inspect at any reasonable time, all records of the Company that pertain in any way to this Contract. However, a Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company, nor shall any right of access be construed to allow the Reinsurer the right to delay or withhold payment for any undisputed losses or in funding of Reserves under this Contract which shall fall due hereunder. "Undisputed" as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company specifying the reason(s) why the payments or losses are disputed. The Company may redact any proprietary information prior to review of the Company's records by a Reinsurer.

Article 14 -	Confidentiality and Privacy

A.
The Company acknowledges that Reinsurers are insurance companies which, pursuant to this Contract, will reinsure certain risks of Company. To that end, Company will provide certain information concerning the risks in an amount and detail sufficient for Reinsurers to provide reinsurance coverage (“Cession Information”). Company covenants and agrees that such Cession Information will form a part of Reinsurers’ records which Reinsurers’
must maintain in accordance with the relevant insurance regulations.

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B.	The Reinsurers acknowledge that in the course of their engagement by Company,
Reinsurers may receive or have access to confidential and proprietary information of

Company or third parties with whom Company conducts business. Such information is defined below and collectively referred to as “Confidential Information.” In recognition of the foregoing, Reinsurers covenant and agree that they:

1.	Will keep and maintain all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

2.	Will use and disclose Confidential Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Contract, and will not use or disclose such information for Reinsurers’ own purposes or for the benefit of anyone other than Company, except as required by applicable law;

3.	Will not, directly or indirectly, disclose Confidential Information to anyone outside Reinsurer, except as noted herein or with Company’s prior written consent as permitted under the terms of this Contract; and

4.	Shall, upon the earlier of (i) completion of an engagement or termination of this
Contract, or (ii) determination that Reinsurers have no need for Confidential
Information, or (iii) at any time Company requests in writing, dispose of all records, electronic or otherwise (except for archival and backup copies and business records required by law to be retained or materials required in connection with arbitration, or with ongoing claims or disputes related to this Contract; provided, however, that all such retained Confidential Information shall remain subject to the confidentiality obligations hereunder) regarding or including any Confidential Information that
Reinsurers may then possess or control. Disposal may be achieved, at Company’s option, through prompt delivery of the records to Company or destruction pursuant to Reinsurers’ written policy governing such destruction and in a manner that renders the records unreadable and undecipherable by any means. Upon any occurrence of (i) or (ii), or (iii) above, Reinsurers shall promptly certify in writing to Company, in a form reasonably acceptable to Company and executed by an authorized officer of
Reinsurers, that all such Confidential Information has been destroyed or returned.

C.	Reinsurers shall be permitted to disclose Confidential Information only to their employees, employees of affiliates, officers, directors, lawyers, accountants, retrocessionaires or auditors and subcontractors (individually an “Employee” and collectively, “Employees”)
having a need to know such information in connection with the performance under this
Contract. Reinsurers shall instruct all Employees as to their obligations under this Contract. Reinsurers shall be responsible for all Employees’ compliance with the terms of this
Contract. If Reinsurers are required by law to disclose Confidential Information, Reinsurers shall, unless prohibited by law, promptly notify Company in writing in advance of such disclosure, and provide Company with copies of any related information so that Company may take appropriate action to protect the Confidential Information.

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D.	Confidential Information includes all business and other proprietary information of
Company, written or oral, including without limitation the following:

1.    Information relating to planned or existing businesses or business initiatives; organizational restructuring plans; and actual and projected sales, profits and other financial information;

2.	Information relating to technology, such as computer systems and systems architecture, including, but not limited to, computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;

3.    Information that describes insurance, annuities and financial services products and strategies, including, but not limited to, actuarial calculations, product designs, product administration and management; tax interpretations, tax positions and treatment of any item for tax purposes;

4.	Confidential information, software and material of third parties with whom Company conducts business;

5.	Information about Company employees and personnel;

6.
Company’s policies, procedures and standards, including, without limitation, Company’s privacy and/or security policies, rules and practices, as Company may issue, amend, update, revise or otherwise make available to Reinsurers from time to time (collectively, “Company Policies”); and

7.	"Personal Identifiable Information" which shall be defined as this term or a similar term is defined in any applicable state, provincial, territory, or federal law, and shall also include any information provided by or at the direction of Company, or to which access was provided in the course of Reinsurers' performance of the Contract that
(i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or (ii) that can be used to authenticate that individual (including, without limitation, passwords or personal identification numbers, biometric data, unique identification numbers, answers to security questions, or other personal identifiers). Further, "Personal Identifiable Information" shall include, any financial, medical, or health-related information of an individual, including but not limited to the following: account numbers; debit and credit card numbers; policy and claim information; security codes, access codes; medical records; driver's license, passport, social security and other government-issued identification numbers (even in isolation);
and names or lists of names derived from any of the above information or disclosure of such information). Company business contact information is not by itself Personal
Identifiable Information. Any disclosure of Personal Identifiable Information shall comply with all applicable international, state and federal statutes and regulations governing the processing and/or disclosure of Personal Identifiable Information.
Disclosing or processing this information for any purpose not authorized by applicable law is expressly forbidden without the prior consent of the Company.

E.	Notwithstanding the foregoing, Confidential Information does not include information that
(i) is lawfully made available to the general public, (ii) is or becomes generally known to the public not as a result of a disclosure by Reinsurers, (iii) is rightfully in the possession of

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Reinsurers prior to disclosure by Company, (iv) is received by Reinsurers in good faith and without restriction from a third party not under a confidentiality obligation to Company and having the right to make such disclosure, (v) is developed by Reinsurers independently of any Confidential Information; or (vi) was approved for disclosure by written permission of Company. The foregoing exceptions do not apply to the disclosure of Personal Identifiable Information, which shall not be disclosed without Company's prior written consent unless required by law.

F.	Notwithstanding any other provision of this Contract, the Reinsurers acknowledge that the disclosure of Confidential Information may cause irreparable injury to Company and damages, which may be difficult to ascertain. Therefore, Company shall, upon a disclosure or threatened disclosure of any Confidential Information, be entitled to injunctive relief, and Reinsurers shall not object to the entry of an injunction or other equitable relief against Reinsurers on the basis of an adequate remedy at law, lack of irreparable harm or any other reason.

G.
The Reinsurers shall notify Company, promptly and without unreasonable delay, and in compliance with laws and regulations, but in no event more than two (2) business days of learning that unauthorized access to, disclosure of, or breach in the security of Confidential Information may have occurred or been attempted (a “Security Incident”). Thereafter, Reinsurer shall, at its own cost and expense:

1.    Promptly furnish to Company full details of the Security Incident;

2.
Reasonably assist and cooperate fully with Company in Company’s investigation of Reinsurers, Employees or third parties related to the Security Incident, including but not limited to providing Company with physical access to the facilities and operations affected, facilitating interviews with Employees and others involved in the matter, and making available all relevant records, logs, files, and data;

3.	Reasonably cooperate with Company in any litigation or other formal action against third parties deemed necessary by Company to protect its rights; and

4.    Promptly use its best efforts to prevent a recurrence of any such Security Incident; and

5.	Indemnify the Company for any and all losses, claims, fines, and expenses, including but not limited to attorneys' fees and costs and credit monitoring expenses, incurred by the Company as a result of that Reinsurer's breach of this Article.

H.
In addition to the foregoing, Reinsurers agree that in the event of a Security Incident,     Company shall have the sole right to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others

as required by law or regulation, or in Company’s discretion; and (ii) the contents of such     notice, whether any type of reasonable remediation may be offered to affected persons, and the nature and extent of any such remediation. Any such notice or reasonable remediation shall be at Reinsurers’ sole cost and expense.

I.	Reinsurers certify that their treatment of Personal Information is in compliance with applicable laws and/or regulations with respect to privacy and data security and that they have implemented and currently maintain an effective information security program that includes administrative, technical, and physical safeguards to (i) ensure the security

19\AQUA1007 Page 12	AON Empower Results®

and confidentiality of Personal Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and
(iii) to protect against unauthorized access to, destruction, modification, disclosure or use of Personal Information which could result in substantial harm or inconvenience to
Company, or to any person who may be identified by such Personal Identifiable
Information. A Reinsurer shall immediately notify Company if it is in material breach of this Section. At Company’s request, Reinsurers agree to certify in writing to Company, their compliance with the terms of this Section.

J.	Any renewal information shall be subject to this Confidentiality and Privacy Article.

Article 15 -	Insolvency

This Article shall apply severally to each reinsured company referenced within the definition of "Company" of this Contract, as applicable. Further, this Article and the laws of the domiciliary state will apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state's laws will prevail.

A.	In the event of a receivership of the Company, the reinsurance recoverables due under this Contract will be payable by the Reinsurers directly to the receiver, after reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction having authority to allow such claims or allowed by the receiver as a result of the conclusion of the claim filing, approval, and appeal process before the receiver. Regardless of any provision in this Contract or other agreement to the contrary, payment will be made without diminution because of such insolvency or because the receiver has failed to pay all or a portion of any claims.

B.
The receiver of the Company will give or arrange to give to the Reinsurers, written notice of the pendency of a claim against the Company, within a reasonable period of time after the     initiation of the receivership. Failure to give such notice will not excuse the obligation of the Reinsurers unless they are substantially prejudiced thereby. The Reinsurers may interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which they may deem available to the Company or its receiver.
The reasonable expense thus incurred by the Reinsurers will be payable, subject to court approval, out of the estate of the insolvent Company as part of the expense of the         receivership to the extent of a proportionate share of the benefit which may accrue to the Company in receivership, solely as a result of the defense undertaken by the Reinsurers.

C.	Payments by the Reinsurers will be made directly to the receiver of the Company except where this Contract or the contract of insurance specifically provides another payee for such reinsurance in the event of the insolvency of the Company.

Article 16 -	Late Payments

A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract. However, any Reinsurer that has met one or

19\AQUA1007 Page 13	AON Empower Results®

more of the circumstances set forth in the Special Termination Article shall not be allowed to implement the provisions of this Article against the Company.

B.	In the event any premium, Loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the
"Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party shall pay, any and all costs and expenses, including reasonable attorneys' fees, incurred in connection with the collection or enforcement of any payment obligations of the debtor party, except those costs and expenses the parties are required to share equally pursuant to the Arbitration Article, plus an interest charge on the amount past due calculated for each such payment on the last business day of each month as follows:

1.    The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.    1/365th of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.    The amount past due, including accrued interest.

Interest shall accumulate until payment of the original amount due plus interest charges have been received by the Intermediary.

C.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.    Any claim or Loss payment due the Company hereunder shall be deemed due
30 days after the proof of Loss or demand for payment is transmitted to the Reinsurer. If such Loss or claim payment is not received within the 30 days, interest shall accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of Loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs D(1) and D(2) above, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

19\AQUA1007 Page 14	AON Empower Results®

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.	Nothing herein shall be construed as limiting or prohibiting a Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest charges due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest charge on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contest, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F.	Interest charges arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article 17 -	Offset

The Company and the Reinsurer will have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article 18 -	Governing Law

This Contract will be governed by and construed in accordance with the laws of the State of
New Jersey.

Article 19 -	Arbitration

A.	Any dispute (whether during the currency of this Contract or after expiration or termination of this Contract) between the Company and the Reinsurer arising out of or in connection with this Contract, including its formation or actual validity, will be submitted to the decision of two arbitrators and an umpire meeting at a site in Newark, New Jersey unless some other site is mutually agreed by the parties. The arbitrators and umpire will be impartial and disinterested, active or former executive officers of life or reinsurance companies or
Underwriters at Lloyd's, London, and attorneys or other professional advisors.

B.	To the extent not otherwise mutually agreed or provided for in this Article, the procedures and rules applicable to arbitration under the laws of New Jersey, as from time to time set forth, will govern the procedures of the arbitration. All time limitations stated in this Article may be amended by mutual consent of the parties, and will be amended automatically to the extent made necessary by any circumstances beyond the control of the parties.

19\AQUA1007 Page 15	AON Empower Results®

C.	All notices in connection with the arbitration will be in writing and sent certified or registered mail, return receipt requested. The claimant's notice demanding arbitration will reference this Article, will state in particulars all issues to be resolved in its view, and will name the arbitrator appointed by it. Within 30 days of receipt of the claimant's notice, the respondent will notify the claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

D.	If the respondent fails to appoint its arbitrator within 30 days after having received the claimant's notice demanding arbitration, the claimant is authorized to and will appoint the second arbitrator and will notify the respondent of the name of the arbitrator appointed for it.
The two arbitrators will appoint an umpire before instituting the hearing. If the two arbitrators fail to agree upon the appointment of an umpire within 30 days after notification of the appointment of the second arbitrator, within 10 days thereafter the claimant will apply to the American Arbitration Association to appoint an umpire. Notwithstanding the appointment of the umpire by the American Arbitration Association, the arbitration proceedings will not be governed by the American Arbitration Association's commercial arbitration rules, but will be governed by the rules as set out in this Article. The arbitrators will notify the claimant and the respondent of the umpire's identity within 10 days of the umpire's appointment.

E.	The arbitration hearing will commence within 60 days of the appointment of the umpire.
Within 30 days of the date of notice of appointment of the umpire, the claimant and respondent will each submit initial briefs to the board outlining the issues in dispute and the basis and reasons for their respective positions. Within 10 days after filing of the initial briefs the claimant and the respondent may submit reply briefs. Initial and reply briefs may be amended by the submitting party at any time, but not later than 10 days prior to the date of commencement of the arbitration hearing. Reasonable responses will be allowed at the hearing to new material contained in any amendments filed to the briefs but not previously addressed.

F.	Subject to customary and recognized legal rules of privilege, each party will have the obligation to produce as witnesses to the arbitration such of its employees or those of its affiliates as the other party may request, and any documents that the other party may request, providing always that those witnesses and documents be relevant to the issues before the arbitration and provided further that the parties may mutually agree as to further discovery prior to the arbitration. Upon the petition of either the claimant or the respondent, the umpire will be the final judge of rules of privilege and as to relevancy of any witnesses and documents.

G.	The arbitrators and umpire will conduct the hearing and make its award with regard to the terms expressed in this Contract, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the accident and health insurance and reinsurance business. At the hearing, evidence will be allowed but the formal rules of evidence will not apply; cross-examination and rebuttal will be allowed. Within 20 days of the close of the hearing, at their own election or at the request of the arbitrators and umpire, the claimant and the respondent may submit post-hearing briefs to be considered by the board before making its decision.

H.	The arbitrators and umpire will make its award within 30 days following the close of the
hearing or the submission of post-hearing briefs, whichever is later. The decision by the     majority of the arbitrators and umpire will be in writing and will be final and binding upon the

19\AQUA1007 Page 16	AON Empower Results®

parties. The arbitrators and umpire are empowered to grant interim relief, as it may deem appropriate. Either the claimant or the respondent may apply to the United States District
Court in the Company's state of domicile for an order confirming the award; a judgment of such court will thereupon be entered on the award. If such an order is issued, the party against whom confirmation is sought will pay the attorneys' fees and court costs the applying party incurs in pursuing the order.

I.	The claimant and the respondent will each bear the expense of the arbitrator appointed by or for it and will jointly and equally bear the expense of the umpire and any stenographer requested. The remaining costs of the arbitration proceedings will be allocated by the board.

J.
In the event the dispute or difference of opinion involves a Subscribing Reinsurer that has experienced any of the circumstances set forth in paragraph A of the Special Termination or Participation Reduction Article, then, at the Company's option, the Subscribing Reinsurer shall deposit any amounts in dispute not already funded pursuant to the other provisions of this Contract in an interest-bearing escrow account.  "Amounts in dispute" as used in this paragraph shall mean all amounts the Company has billed to the Subscribing Reinsurer that remain unpaid or any security the Company has demanded pursuant to any other provision of this Contract that remains un-posted as of the date the escrow account is required to be funded.  All amounts in dispute plus any associated interest shall remain in the escrow account until the arbiters issue direction as to the disposition of the funds in the escrow account.  If the parties are unable to agree, the arbiters shall determine the terms of the escrow, the escrow agent, and the financial institution in which the escrowed funds are to be placed.  This provision is not intended to limit the arbiters' authority to award costs and expenses, including reasonable attorneys' fees and other expenses, incurred as a result of the arbitration.

Article 20 -	Severability

If any provision of this Contract will be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision will be considered void in such state, but this will not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article 21 -	Taxes

The Company will pay all taxes (except Foreign Account Tax Compliance Act and Federal
Excise Tax) on premiums reported to the Reinsurers on this Contract.

Article 22 -	Federal Excise Tax

A.
The Reinsurers will allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

19\AQUA1007 Page 17	AON Empower Results®

B.	In the event of any return of premium, the Reinsurers will deduct the aforesaid percentage from the return premium payable hereon and the Company or its agent will recover such tax from the United States Government.

Article 23 -	Foreign Account Tax Compliance Act

A.
To the extent any Reinsurer is subject to the deduction and withholding of premium payable hereon as set forth in the Foreign Account Tax Compliance Act (Sections 1471-1474 of the Internal Revenue Code), said Reinsurer will allow such deduction and withholding from the premium payable under this Contract.

B.	In the event of any return of premium becoming due hereunder, the return premium will be determined and paid in full without regard to any amounts deducted or withheld under paragraph A. of this Article.  In the event the Company or its agent recovers such premium deductions and withholdings on the return premium from the United States Government, the Company or its agent will reimburse the Reinsurer for such amounts.

Article 24 -	Currency

All limits and retentions hereunder are expressed in United States currency, and all payments hereunder will be made in that currency. For the purposes of this Contract, amounts paid or received by the Company in currencies other than United States currency will be converted into United States Dollars at the actual rates of exchange at which they are entered in the
Company's books.

Article 25 -	Service of Suit

(This Article applies to Reinsurers domiciled outside the United States of America and/or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Company and in which a subject suit has been instituted. This Article is not intended to conflict with or override the parties' obligation to arbitrate their disputes in accordance with the Arbitration Article.)

A.	The Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Commissioner of Banking and Insurance, or his or her successor or successors in office, for the State of New Jersey, as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

B.	In the event of the failure of any Reinsurer hereon to perform its obligations hereunder, such Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as

19\AQUA1007 Page 18	AON Empower Results®

provided for above, will comply with all requirements necessary to give said court jurisdiction. In any suit instituted against it upon this Contract, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal.

Article 26 -	Compliance

The Company and the Reinsurers each represent that to the best of their knowledge and belief they are, and will use their best efforts to continue to be, in substantial compliance in all material respects with all laws, regulations, and judicial and administrative orders applicable to the business reinsured under this Contract (collectively, the "Law"). This includes the maintenance of an effective anti-money laundering policy to the extent the Company is required to have such a policy in place. Neither the Company nor the Reinsurers will be required to take any action under this Contract that would result in either being in violation of the Law, which for purposes of companies subject to U.S. regulation, including the Reinsurers, will include requirements enforced by the U.S. Treasury Department Office of Foreign Asset Control. The Company and
the Reinsurers acknowledge and agree that a claim under this Contract is not payable if payment would cause the Reinsurers to be in violation of the Law. Should either of the parties discover a reinsurance payment has been made in violation of the Law, such party will notify the other parties and all parties will cooperate in order to take all necessary corrective actions. The Company will return the reinsurance payment to the Reinsurer to the extent, and at such time, as permitted by Law.

Article 27 -	Notices and Contract Execution

A.
Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following will constitute a valid execution of this Contract or any amendments thereto:

1. Paper documents with an original ink signature;

2. Facsimile or electronic copies of paper documents showing an original ink signature;
and/or

3.
Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms "electronic record," "electronic signature" and "electronic agent" will have the meanings set forth in the Electronic Signatures in

Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together constitute one and the same instrument.

D.	As respects any Reinsurers participating via a correspondent broker acting in the London market, the execution of the London placing slip entered into in connection with this

19\AQUA1007 Page 19	AON Empower Results®

Contract or any document attached to or referenced in such London placing slip, along with any endorsements thereto, shall constitute execution of a counterpart.

Article 28 -	Intermediary
Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Expenses, salvages, and Loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurers through the Intermediary. Payments by the Company to the Intermediary will be deemed payment to the Reinsurers. Payments by the Reinsurers to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

Article 29 -	Sanctions
Neither the Company nor the Reinsurers will be liable for premium or Loss under this Contract if it would result in a violation of any mandatory sanction, prohibition or restriction under economic sanctions of the United States of America that are applicable to either party.

Article 30 -	Special Acceptance
The Company may submit in writing to the Lead Reinsurer, for special acceptance hereunder, changes to any risk, including but not limited to any change in the cession basis covered by this Contract.  If said change is accepted in writing by the Lead Reinsurer, it will be subject to the
terms of this Contract, except as such terms are modified by such acceptance.    Further, should reinsurers become a party to this Contract subsequent to the acceptance of any modified risk covered hereunder, they will automatically accept same as being a part of this Contract.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date specified below:

This ____6th_________ day of May __________________ in the year _2019___________.

The Prudential Insurance Company of America

/s/_Illegible Signature____________________________________________________

19\AQUA1007 Page 20	AON Empower Results®

Exhibit A
Quota Share

Limit of Liability
As respects Business Travel Accident, the Company will cede to the Reinsurers, and the Reinsurers will accept, a 33.33333% quota share participation. The limit of liability to the Reinsurers for Loss will not exceed $250,000 (33.33333% of $750,000) each person, each policy, plus their proportionate share of Loss Expense (payable whether or not the Company has paid or has become liable to pay any Loss under its policy), subject to an aggregate limit of $5,000,000 (33.33333% of $15,000,000) each accident, each policy, plus their proportionate share of any Loss Expense (payable whether or not the Company has paid or has become liable to pay any Loss under its policy). Should any Loss involve this Exhibit A, the obligation of the Reinsurers will be reinstated immediately and automatically as to any subsequent Loss for the full amount of reinsurance as set forth above.

Reinsurance Premium and Ceding Commission

A.
The Company will cede to the Reinsurers their proportionate share of the gross earned premium on all policies in force as of 12:01 a.m. local standard time on May 1, 2019, or written with effective dates during the term of this Contract, less the premium for reinsurance that inures to the benefit of this Contract, and less the ceding commission set forth below.

B.
"Gross earned premium" as used in this Contract will mean the gross earned premium of the Company for the classes of business reinsured hereunder as specified in the Coverage Article including any allocated premium as determined by the Company. Gross earned premium for this Exhibit A will not include amounts paid to reinsurers for risks ceded under Exhibits B, C, D, E, F and/or G and will not include premium for inuring facultative reinsurance.

C.
The Reinsurers will allow the Company a flat ceding commission of up to 20.0% on the gross earned premium ceded. The commission will include premium taxes of all kinds (with the exception of Federal Excise Tax, if applicable), local board assessments, and all other expenses and charges whatsoever based on the premium for business ceded under this Exhibit A.

Reports and Remittances
Within 30 days after the close of each quarter, the Company will furnish the Reinsurers with a report consistent with the sample Cession Statement attached to this Contract as Attachment A. The report will summarize the gross net earned premium received by the Company, premium ceded less return premium and commission, reinsurance cost, losses paid, Loss Expense paid, monies recovered, the net balance due either party and such other information as may be required by the Reinsurers for completion of their NAIC interim and/or annual statements. The net balance will be paid within 15 days of the report being sent.

19\AQUA1007 Exhibit A Page 1 of 2	AON Empower Results®

Settlements

A.	The Company will have the right to settle all claims under its policies. When so requested, however, the Company will afford the Reinsurers, at the Reinsurers' own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Exhibit A, and the Company and the Reinsurers will cooperate in every respect in such defense. All settlements, provided they are within the terms of this Exhibit A, will be binding upon the Reinsurers in proportion to their participation in this Exhibit A.

B.
In the event of a claim involving a Business Travel Accident policy and an Accidental Death and Dismemberment policy, the Business Travel Accident policy will be used first to satisfy the retention under the Company's Accidental Death and Dismemberment Excess of Loss Reinsurance Contract 19\AQUA0004.

19\AQUA1007 Exhibit A Page 2 of 2	AON Empower Results®

Exhibit B
Per Person Excess Of Loss

Retention and Limit

A.	Section A - Business Travel Accident

As respects Business Travel Accident, no claim will be made hereunder unless the
Company has first sustained a Loss of $2,000,000 each person, each policy. The     Reinsurers will then indemnify the Company for the amount of Loss in excess of $2,000,000 each person, each policy. The limit of liability to the Reinsurers will not exceed $3,000,000 each person, each policy, plus their proportionate share of Loss Expense.

B.	Section B - Accidental Death and Dismemberment

As respects all Accidental Death and Dismemberment benefits, no claim will be made hereunder unless the Company has first sustained a Loss of $6,000,000 each person, regardless of the number of policies covering such person issued by the Company. The Reinsurers will then indemnify the Company for the amount of Loss in excess of $6,000,000 each person, regardless of the number of policies covering such person issued by the Company. The limit of liability to the Reinsurers will not exceed $4,000,000 each person, regardless of the number of policies covering such person issued by the Company, plus     their proportionate share of Loss Expense.

C.	Sections A and B

Should any Loss involve the reinsurance under sections A and B of this Exhibit B, the obligation of the Reinsurers will be reinstated immediately and automatically as to any subsequent Loss for the full amount of reinsurance as set forth above.

Reinsurance Premium

A.	Section A - Business Travel Accident

Unless otherwise agreed by the Lead Reinsurer, the Company will pay reinsurance premium under Section A of this Exhibit B in the amount of $0.50 per each $1,000 of limits as respects Business Travel Accident coverage and $0.75 per each $1,000 of limits as respects Business and Pleasure Travel coverage (both coverages subject to an age 70 restriction).

B.	Section B - Accidental Death and Dismemberment

For the term of this Contract, there will be a minimum and deposit premium hereon of Redacted, payable in equal quarterly installments of $Redacted on May 1, 2019, August 1, 2019, November 1, 2019, and February 1, 2020. Within 90 days following Contract expiration, the Company will adjust the minimum and deposit premium against a rate of $1.25 per $1,000 of the total sums insured during the term of this Contract.

19\AQUA1007 Exhibit B Page 1 of 2	AON Empower Results®

Reports and Remittances
Within 30 days following the close of each quarter, the Company will furnish the Reinsurers with a report of reinsurance premium due them for that period. Such report will show and properly set forth the Company's subject net premium as well as contain such other information as may be required by the Reinsurers for completion of their NAIC interim and/or annual statements. Any balance shown to be due the Reinsurers, according to the quarterly report, will be remitted within 15 days of the report being sent.

Loss Notices and Settlements

A.
The Company will advise the Reinsurers promptly of all losses that, in the opinion of the Company, may involve the Reinsurers under this Exhibit B and of all subsequent developments pertaining thereto that may materially affect the Reinsurers as well. Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurers under this Exhibit B, provided the Company informs the Reinsurers of such omission promptly upon discovery.

B.
The Company will have the right to settle all claims under its policies. The settlements, provided they are within the terms of this Exhibit B, will be binding on the Reinsurers in proportion to their participation in this Exhibit B. When so requested, however, the

Company will afford the Reinsurers, at the Reinsurers' own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Contract, and the Company and the Reinsurers will cooperate in every respect in such defense. Amounts due the Company hereunder in the settlement of Loss and Loss
Expense will be payable by the Reinsurers immediately upon being furnished by the Company with reasonable evidence of the amount paid or to be paid in excess of the Company's retention as set forth in the Retention and Limit section of this Exhibit B.

C.	In the event of a Loss involving this Exhibit B, the Loss will be recovered as follows:

1.    From this Exhibit B (Per Person Excess of Loss), and then

2.	From Exhibit C (Business Travel Accident Per Policy Aggregate Excess of Loss), and/or from Exhibit G (Accidental Death and Dismemberment Per Policy Aggregate Excess of Loss), and then

3.	The Company's Accidental Death and Dismemberment Excess of Loss Reinsurance Contract 19\AQUA0004, and then

4.    From Exhibit A (Quota Share).

Note: The amount reimbursed under Exhibit C will, for the purposes of determining the remaining per person amounts, be allocated to each per person Loss in the proportion of: a) the remaining amount of each per person Loss after reimbursement for that per person Loss from this Exhibit B; to b) the total amount from all per person losses remaining after reimbursement from this Exhibit B.

19\AQUA1007 Exhibit B Page 2 of 2	AON Empower Results®

Exhibit C
Business Travel Accident
Per Policy Aggregate Excess of Loss

Retention and Limit
As respects Business Travel Accident, no claim will be made hereunder unless the Company has first sustained a Loss of $15,000,000 or as otherwise declared by the Company, each accident, each policy. The Reinsurers will then indemnify the Company for the amount of Loss in excess of $15,000,000 or as otherwise declared, each accident, each policy. The limit of liability to the Reinsurers will not exceed $55,000,000, each accident, each policy, plus their proportionate share of Loss Expense. Should any Loss involve the reinsurance under this
Exhibit C, the obligation of the Reinsurers will be reinstated immediately and automatically as to any subsequent Loss for the full amount of reinsurance as set forth above.

Reinsurance Premium
Unless otherwise agreed by the Lead Reinsurer, the Company will pay reinsurance premium under this Exhibit C in the following amounts:

A.	As respects Business Travel Accident (no on premises) coverage: $Redacted per each $1,000 of limits.

B.	As respects Business Travel Accident (with on premises) or Business and Pleasure Travel:

1.    $Redacted per each $1,000 of limits for rural locations;

2.    $Redacted per each $1,000 of limits for suburban to major city (Boston, New York, Philadelphia, Atlanta, Chicago, Dallas, Los Angeles, San Francisco) locations;

3.    $Redacted per each $1,000 of limits for suburban to non-major city locations;

4.    $Redacted per $1,000 of limits for major city, other than New York, more than two city blocks away from "landmark" locations;

5.    $Redacted per $1,000 of limits for major city, other than New York, less than two city blocks away from "landmark" locations;

6.    $Redacted per $1,000 of limits for New York City downtown below Chamber Street or midtown between 33rd and 59th Streets locations;

7.    $Redacted per $1,000 of limits for New York City locations other than those described in subparagraph B.6. above;

C.
As respects Corporate Aircraft, the following rates will apply proportionately based on the proportional ownership of the Corporate Aircraft by an insured. All rates apply per $1,000 of limits per seat or applicable aggregates.

19\AQUA1007 Exhibit C Page 1 of 3	AON Empower Results®

Aviation Use
Aviation Type		Executive Transportation	Medical - Organ Transport	Medical - Evacuation	All Other
Fixed Wing	Multi-Engine Jet	At the Company's Discretion	Redacted	Redacted	Redacted
	Single-Engine Jet	At the Company's Discretion	Redacted	Redacted	Redacted
	Prop Engine & Other Fixed Wing	At the Company's Discretion	Redacted	Redacted	Redacted
Rotor Wing	Multi-Engine Turbine	At the Company's Discretion	Redacted	Redacted	Redacted
	Single Engine Turbine	At the Company's Discretion	Redacted	Redacted	Redacted
	Reciprocating Rotor Wing	At the Company's Discretion	Redacted	Redacted	Redacted

Reports and Remittances
Within 30 days following the close of each quarter, the Company will furnish the Reinsurers with a report of reinsurance premium due them for that period. Such report will show and properly set forth the Company's subject net premium as well as contain such other information as may be required by the Reinsurers for completion of their NAIC interim and/or annual statements.
Any balance shown to be due the Reinsurers, according to the quarterly report, will be remitted within 15 days of the report being sent.

Loss Notices and Settlements

A.	The Company will advise the Reinsurers promptly of all losses that, in the opinion of the Company, may involve the Reinsurers under this Exhibit C and of all subsequent developments pertaining thereto that may materially affect the Reinsurers as well.
Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurers under this Exhibit C, provided the Company informs the
Reinsurers of such omission promptly upon discovery.

B.    The Company will have the right to settle all claims under its policies. The settlements, provided they are within the terms of this Exhibit C, will be binding on the Reinsurers in proportion to their participation in this Exhibit C. When so requested, however, the
Company will afford the Reinsurers, at the Reinsurers' own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Contract, and the Company and the Reinsurers will cooperate in every respect in such defense. Amounts due the Company hereunder in the settlement of Loss and Loss

19\AQUA1007 Exhibit C Page 2 of 3	AON Empower Results®

Expense will be payable by the Reinsurers immediately upon being furnished by the
Company with reasonable evidence of the amount paid or to be paid in excess of the
Company's retention as set forth in the Retention and Limit section of this Exhibit C.

C.	In the event of a Loss involving this Exhibit C, the Loss will be recovered as follows:

1.	From this Exhibit C (Business Travel Accident Per Policy Aggregate Excess of Loss), and then

2.    The Company's Accidental Death and Dismemberment Excess of Loss Reinsurance Contract 19\AQUA0004, and then

3.    From Exhibit A (Quota Share).

Note: The amount reimbursed under this Exhibit C will, for the purposes of determining the remaining per person amounts, be allocated to each per person Loss in the proportion of: a) the remaining amount of each per person Loss after reimbursement for that per person Loss from Exhibit B; to b) the total amount from all per person losses remaining after reimbursement from Exhibit B.

19\AQUA1007 Exhibit C Page 3 of 3	AON Empower Results®

Exhibit D
War Risk

Limit of Liability
The Company will cede to the Reinsurers, and the Reinsurers will accept, up to a 100% quota share participation in respect to the original limits for War Risk, as respects the policies set forth in the Coverage Article of this Contract. The limit of liability to the Reinsurers for Loss will not exceed $5,000,000 (100% of $5,000,000) each person, each policy, plus their proportionate share of Loss Expense (payable whether or not the Company has paid or has become liable to pay any Loss under its policy) subject to an aggregate limit of $50,000,000 (100% of $50,000,000) each accident, each policy, plus their proportionate share of any Loss Expense (payable whether or not the Company has paid or has become liable to pay any Loss under its policy). Should any Loss involve this Exhibit D, the obligation of the Reinsurers will be reinstated immediately and automatically as to any subsequent Loss for the full amount of reinsurance as set forth above.

Reinsurance Premium
The Company will cede to the Reinsurers their proportionate share of the premium quoted by the Lead Reinsurer and accepted by the Company.

Reports and Remittances
Within 30 days after the close of each quarter, the Company will furnish the Reinsurers with a report consistent with the sample Cession Statement attached to this Contract as Attachment A. The report will summarize the gross written premium received by the Company, premium ceded less return premium, reinsurance cost, losses paid, Loss Expense paid, monies recovered, the net balance due either party and such other information as may be required by the Reinsurers for completion of their NAIC interim and/or annual statements. The net balance will be paid within 15 days of the report being sent.

Settlements
The Company will have the right to settle all claims under its policies. When so requested, however, the Company will afford the Reinsurers, at the Reinsurers' own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Exhibit D, and the Company and the Reinsurers will cooperate in every respect in such defense. All settlements, provided they are within the terms of this Exhibit D, will be binding upon the Reinsurers in proportion to their participation in this Exhibit D.

19\AQUA1007 Exhibit D	AON Empower Results®

Exhibit E
Known Concentrations

Limit of Liability
The Company will cede to the Reinsurers, and the Reinsurers will accept, up to a 100% quota share participation in respect to the original limits for Known Concentrations, as set forth in the Coverage Article of this Contract. The limit of liability to the Reinsurers for Loss will not exceed $5,000,000 (100% of $5,000,000) each person, each policy, plus their proportionate share of Loss Expense (payable whether or not the Company has paid or has become liable to pay any Loss under its policy), subject to an aggregate limit of $50,000,000 (100% of $50,000,000) each accident, each policy, plus their proportionate share of any Loss Expense (payable whether or not the Company has paid or has become liable to pay any Loss under its policy). Should any Loss involve this Exhibit E, the obligation of the Reinsurers will be reinstated immediately and automatically as to any subsequent Loss for the full amount of reinsurance as set forth above.

Reinsurance Premium
The Company will cede to the Reinsurers their proportionate share of the premium quoted by the Lead Reinsurer and accepted by the Company.

Reports and Remittances
Within 30 days after the close of each quarter, the Company will furnish the Reinsurers with a report consistent with the sample Cession Statement attached to this Contract as Attachment A. The report will summarize the gross written premium received by the Company, premium ceded less return premium, reinsurance cost, losses paid, Loss Expense paid, monies recovered, the net balance due either party and such other information as may be required by the Reinsurers for completion of their NAIC interim and/or annual statements. The net balance will be paid within 15 days of the report being sent.

Settlements

A.
The Company will have the right to settle all claims under its policies. When so requested, however, the Company will afford the Reinsurers, at the Reinsurers' own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Exhibit E, and the Company and the Reinsurers will cooperate in every respect in such defense. All settlements, provided they are within the terms of this Exhibit E, will be binding upon the Reinsurers in proportion to their participation in this Exhibit E.

B.	In the event of a Loss involving this Exhibit E, the Loss will be recovered as follows:

1.    From this Exhibit E, and then

2.    From Exhibit B (Per Person Excess of Loss), and then

19\AQUA1007 Exhibit E Page 1 of 2	AON Empower Results®

3.	From Exhibit C (Business Travel Accident Per Policy Aggregate Excess of Loss), and then

4.	The Company's Accidental Death and Dismemberment Excess of Loss Reinsurance Contract 19\AQUA0004, and then

5.    From Exhibit A (Quota Share).

Note: The amount reimbursed under Exhibit C of this Contract will, for the purposes of determining the remaining per person amounts, be allocated to each per person Loss in the proportion of: a) the remaining amount of each per person Loss after reimbursement for that per person Loss from Exhibit B; to b) the total amount from all per person losses remaining after reimbursement from both Exhibit B.

19\AQUA1007 Exhibit E Page 2 of 2	AON Empower Results®

Exhibit F
Unusual Risks

Limit of Liability
The Company will cede to the Reinsurers, and the Reinsurers will accept, up to a 100% quota share participation in respect to the original limits for Unusual Risks, as set forth in the Coverage Article of this Contract. The limit of liability to the Reinsurers for Loss will not exceed $5,000,000 (100% of $5,000,000) each person, each policy, plus their proportionate share of Loss Expense (payable whether or not the Company has paid or has become liable to pay any Loss under its policy), subject to an aggregate limit of $50,000,000 (100% of $50,000,000) each accident, each policy, plus their proportionate share of any Loss Expense (payable whether or not the Company has paid or has become liable to pay any Loss under its policy). Should any Loss involve this Exhibit F, the obligation of the Reinsurers will be reinstated immediately and automatically as to any subsequent Loss for the full amount of reinsurance as set forth above.

Reinsurance Premium
The Company will cede to the Reinsurers their proportionate share of the premium quoted by the Lead Reinsurer and accepted by the Company.

Reports and Remittances
Within 30 days after the close of each quarter, the Company will furnish the Reinsurers with a report consistent with the sample Cession Statement attached to this Contract as Attachment A. The report will summarize the gross written premium received by the Company, premium ceded less return premium, reinsurance cost, losses paid, Loss Expense paid, monies recovered, the net balance due either party and such other information as may be required by the Reinsurers for completion of their NAIC interim and/or annual statements. The net balance will be paid within 15 days of the report being sent.

Settlements

A.
The Company will have the right to settle all claims under its policies. When so requested, however, the Company will afford the Reinsurers, at the Reinsurers' own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Exhibit F, and the Company and the Reinsurers will cooperate in every respect in such defense. All settlements, provided they are within the terms of this Exhibit F, will be binding upon the Reinsurers in proportion to their participation in this Exhibit F.

B.	In the event of a Loss involving this Exhibit F, the Loss will be recovered as follows:

1.    From this Exhibit F

2.    From Exhibit B (Per Person Excess of Loss), and then

19\AQUA1007 Exhibit F Page 1 of 2	AON Empower Results®

3.    From Exhibit C (Business Travel Accident Per Policy Aggregate Excess of Loss), and then

4. The Company's Accidental Death and Dismemberment Excess of Loss Reinsurance Contract 18\AQUA0004, and then

5.    From Exhibit A (Quota Share).

Note: The amount reimbursed under Exhibit C will, for the purposes of determining the remaining per person amounts, be allocated to each per person Loss in the proportion of: a) the remaining amount of each per person Loss after reimbursement for that per person Loss from Exhibit B; to b) the total amount from all per person losses remaining after reimbursement from Exhibit B.

19\AQUA1007 Exhibit F Page 2 of 2	AON Empower Results®

Exhibit G
Accidental Death and Dismemberment
Per Policy Aggregate Excess of Loss

Retention and Limit
As respects Accidental Death and Dismemberment with the perils of Aviation and/or War Risk, no claim will be made hereunder unless the Company has first sustained a Loss of $5,000,000 or as otherwise declared by the Company, each accident, each policy. The Reinsurers will then indemnify the Company for the amount of Loss in excess of $5,000,000 or as otherwise declared, each accident, each policy. The limit of liability to the Reinsurers will not exceed $25,000,000, each accident, each policy, plus their proportionate share of Loss Expense. Should any Loss involve the reinsurance under this Exhibit G, the obligation of the Reinsurers will be reinstated immediately and automatically as to any subsequent Loss for the full amount of reinsurance as set forth above.

Reinsurance Premium
The Company will pay reinsurance premium under this Exhibit G in the amount quoted by the Lead Reinsurer and accepted by the Company.

Reports and Remittances
Within 30 days following the close of each quarter, the Company will furnish the Reinsurers with a report of reinsurance premium due them for that period. Such report will show and properly set forth the Company's subject net premium as well as contain such other information as may be required by the Reinsurers for completion of their NAIC interim and/or annual statements. Any balance shown to be due the Reinsurers, according to the quarterly report, will be remitted within 15 days of the report being sent.

Loss Notices and Settlements

A.
The Company will advise the Reinsurers promptly of all losses that, in the opinion of the Company, may involve the Reinsurers under this Exhibit G and of all subsequent developments pertaining thereto that may materially affect the Reinsurers as well. Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurers under this Exhibit G, provided the Company informs the Reinsurers of such omission promptly upon discovery.

B.
The Company will have the right to settle all claims under its policies. The settlements, provided they are within the terms of this Exhibit G, will be binding on the Reinsurers in proportion to their participation in this Exhibit G. When so requested, however, the Company will afford the Reinsurers, at the Reinsurers' own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Contract, and the Company and the Reinsurers will cooperate in every respect in such defense. Amounts due the Company hereunder in the settlement of Loss and Loss

19\AQUA1007 Exhibit G Page 1 of 2	AON Empower Results®

Expense will be payable by the Reinsurers immediately upon being furnished by the Company with reasonable evidence of the amount paid or to be paid in excess of the Company's retention as set forth in the Retention and Limit section of this Exhibit G.

C.	In the event of a Loss involving this Exhibit G, the Loss will be recovered as follows:

1.	From this Exhibit G (Accidental Death and Dismemberment Per Policy Aggregate Excess of Loss), and then

2.	The Company's Accidental Death and Dismemberment Excess of Loss Reinsurance Contract 19\AQUA0004.

Note: The amount reimbursed under this Exhibit G will, for the purposes of determining the remaining per person amounts, be allocated to each per person Loss in the proportion of: a) the remaining amount of each per person Loss after reimbursement for that per person Loss from Exhibit B; to b) the total amount from all per person losses remaining after reimbursement from Exhibit B.

19\AQUA1007 Exhibit G Page 2 of 2	AON Empower Results®

Attachment A

The Prudential Insurance Company of America
Business Travel Accident Special Risk Reinsurance Contract 19\AQUA1007
Cession Statement as of [date]

Period Effective [date] - [date]
Exhibit A	Month 1	Month 2	Month 3	Total

Premium:
Gross earned premium	$	$	$	$
Less federal excise tax, if applicable	$	$	$	$
Less inuring treaty reinsurance (current rate times NEP)*100%	$	$	$	$
Less inuring facultative reinsurance (100%), as listed below:
a)	$	$	$	$
b)	$	$	$	$
c)	$	$	$
Less reinsurance premium from Exhibits B, C, D, E, F and G	$	$	$	$

Total Exhibit A gross earned premium
Less Ceding Commission (up to 20.0%)	$	$	$	$
Balance
Quota Share Premium at 33.33333%	$	$	$	$

Loss & Loss Expense:
Total Paid:	$	$	$	$
Total Outstanding:	$	$	$	$
Total Recoveries:	$	$	$	$
Total Incurred:	$	$	$	$

Quota Share Premium	$	$	$	$
Less Total Paid at 33.33333%	$	$	$	$
Less Total Recoveries at 33.33333%	$	$	$	$

19\AQUA1007 Attachment A Page 1 of 5	AON

Exhibit A - Net Amount to be Remitted/(Remitted)	$			$	$
Period Effective [date] - [date]

Exhibit B; Section A only

Net written premium (100%) for accounts as listed below:					$
Exhibit B; Section B only					$
$
Premium:				$
Minimum and deposit premium payable in equal quarterly installments of $Redacted on May 1, 2019, August 1, 2019, November 1, 2019, and February 1, 2020.	$			$
Total Outstanding:	$			$	$
Total Recoveries:	$			$
Total Incurred:	$			$

Exhibit B - Net Amount to be Remitted/(Remitted)	$	$			Total

Period Effective [date] - [date]
Exhibit C	Month 1	Month 2	Month 3	Month 3	$
$
Premium:					$
Net written premium (100%) for accounts as listed below:
a)	$	$			$
b)	$	$	$	$	$
c)	$	$	$	$	$
$
Loss & Loss Expense:					$
Total Paid:	$	$		$
Total Outstanding:	$	$		$	$
Total Recoveries:	$	$		$

19\AQUA1007 Attachment A Page 2 of 5	AON

Total Incurred:	$	$		$
Total
Exhibit C - Net Amount to be Remitted/(Remitted)	$	$	$	$

Exhibit D	Month 1	Month 2	Month 3	Month 3	$
$
Premium:					$
Gross written premium (up to 100%) for accounts as listed below:
a)	$	$			$
b)	$	$			$
c)	$	$	$	$	$

Total Exhibit D gross written premium
Balance					$
Quota Share Premium up to 100%	$	$	$	$	$
$
Loss & Loss Expense:					$
Total Paid:	$	$	$	$
Total Outstanding:	$	$	$	$	$
Total Recoveries:	$	$	$	$	$
Total Incurred:	$	$	$	$	$

Quota Share Premium	$	$	$	$	$
Less Total Paid at up to 100%	$	$	Total	Total	$
Less Total Recoveries at up to 100%	$	$			$

Exhibit D - Net Amount to be Remitted/(Remitted)	$	$	$	$
Exhibit E	Month 1	Month 2	Month 3	Month 3
$
$
Premium:					$
Gross written premium (up to 100%) for accounts as

19\AQUA1007 Attachment A Page 3 of 5	AON

listed below:
a)	$	$		$
b)	$	$		$
c)	$	$	$	$

Total Exhibit E gross written premium
Balance				$
Quota Share Premium up to 100%	$	$	$	$
$
Loss & Loss Expense:				$
Total Paid:	$	$	$
Total Outstanding:	$	$	$	$
Total Recoveries:	$	$	$	$
Total Incurred:	$	$	$	$

Quota Share Premium	$	$	$	$
Less Total Paid at up to 100%	$	$		$
Less Total Recoveries at up to 100%	$	$		$
Total
Exhibit E - Net Amount to be Remitted/(Remitted)	$	$	$

Exhibit F	Month 1	Month 2	Month 3	$
$
Premium:				$
Gross written premium (up to 100%) for accounts as listed below:
a)	$	$		$
b)	$	$		$
c)	$	$	$	$

Total Exhibit F gross written premium
Balance				$
Quota Share Premium up to 100%	$	$	$	$

19\AQUA1007 Attachment A Page 4 of 5	AON

$
Loss & Loss Expense:					$
Total Paid:	$	$	$	$
Total Outstanding:	$	$	$	$	$
Total Recoveries:	$	$	$	$	$
Total Incurred:	$	$	$	$	$

Quota Share Premium	$	$		$	$
Less Total Paid at up to 100%	$	$			$
Less Total Recoveries at up to 100%	$	$	$	$	$

Exhibit F - Net Amount to be Remitted/(Remitted)	$	$	$	$

Period Effective [date] - [date]
Exhibit G	Month 1	Month 2	Month 3	Month 3	$
$
Premium:					$
Net written premium (100%) for accounts as listed below:
a)	$	$			$
b)	$	$	$	$	$
c)	$	$	$	$	$
$
Loss & Loss Expense:					$
Total Paid:	$	$		$
Total Outstanding:	$	$		$	$
Total Recoveries:	$	$		$
Total Incurred:	$	$		$
Total
Exhibit G - Net Amount to be Remitted/(Remitted)	$	$	$	$

Total Net Amount to be Remitted/(Remitted) - Exhibits A, B, C, D, E, F and G	$	$		$

19\AQUA1007 Attachment A Page 5 of 5	AON

Attachment B
SRF Reinsurance Agreement Section Referenced

Policyholder name	• []

Client background information	• []

Renewal / new business	• []

Expiring terms	• []

Binding dates	• []

Effective dates	• []

Narrative (duties performed etc.)	• []

Insured occupations	• []

Coverage provided (eg. AD&D, BTA, incl. ground risk)	• []

Risk location(s)	• []

19\AQUA1007 Attachment B Page 1 of 2	AON Empower Results®

Aircraft(s) used and flight hours	• []

Aggregate limit	• []

Max any one person	• []

Average any one person	• []

Claims history	• []

Underwriting assumptions	• []

Suggested rate	• []

Additional information	• []

Quoting deadline	• []

Estimated annual premium due to SRF	• []

Additional comments	• []

19\AQUA1007 Attachment B Page 2 of 2	AON Empower Results®